Exhibit 10.1

                   SUMMARY OF GENESIS ENERGY, INC. BONUS PLAN


The Genesis Energy, Inc. Bonus Plan is administered by the Compensation Committee of the Board of Directors of Genesis Energy, Inc., the General Partner of Genesis Energy, L.P. The Bonus Plan is at the discretion of the Compensation Committee, and the General Partner can amend, change or cancel the Bonus Plan at any time. The General Counsel of the General Partner is designated as the Plan Administrator and is the person authorized to declare a Bonus or resolve questions related to the Bonus Plan.

The Bonus Plan is based on the amount of money we generate for distributions to our investors. We will make a contribution to the Bonus Pool every time we have earned $2,042,288 of Available Cash (as defined in the Partnership Agreement) excluding the effects of the bonus accrual made so far during the year for bonuses and such other adjustment as are made from time to time in the sole discretion of the Compensation Committee. Each $2,042,288 earned is referred to as a "Bucket". If Genesis Energy, L.P. issues additional Common Units, the Bucket Size will be increased proportionally based on the number of additional Common Units issued. Whenever we earn a Bucket, we will contribute a portion of that Bucket to the Bonus Pool. For each additional Bucket, a larger percentage of the Bucket will be contributed to the Bonus Pool. Contributions will be deducted from the Bonus Pool if Available Cash earned for the year decreases. A maximum of nine Buckets are available under the Bonus Plan. There will be no contribution for partial Buckets.

Contributions to the Bonus Pool will be made in accordance with the following schedule:


                                                            Year-to-Date
                                                              Available             Year-to-Date
                                       Contribution          Cash before            Contributions
      Bucket           Bucket            to Bonus               Bonus                    to
      Number             Size              Pool                Accrual               Bonus Pool
      ------         ------------      -------------       --------------            ----------
         1           $  2,042,288       $    60,000        $    2,042,288        $       60,000
         2           $  2,042,288       $   120,000        $    4,084,576        $      180,000
         3           $  2,042,288       $   120,000        $    6,126,864        $      300,000
         4           $  2,042,288       $   240,000        $    8,169,152        $      540,000
         5           $  2,042,288       $   300,000        $   10,211,440        $      840,000
         6           $  2,042,288       $   360,000        $   12,253,728        $    1,200,000
         7           $  2,042,288       $   360,000        $   14,296,016        $    1,560,000
         8           $  2,042,288       $   360,000        $   16,338,304        $    1,920,000
         9           $  2,042,288       $   360,000        $   18,338,304        $    2,280,000

         The Bonus Pool will be distributed as follows:

o Each eligible employee will receive a bonus after the end of the year equal to a specified percentage of their year-to-date gross wages. Certain compensation, such as car allowances and relocation expenses, will be excluded from the calculation. Each employee must be a regular, full-time active employee, not on probation, at the time the bonus is paid in order to receive a bonus. The date of payment of the bonuses is at the discretion of management, but bonuses will not be paid until after annual earnings have been released to the public.

o There will be four levels of participation in the Plan. Employees in each level will be eligible for a bonus each year in accordance with the following table. The determination of what level applies to each employee will be made by the Compensation Committee based on the recommendation of the Chief Executive Officer. The Executive Officers and Directors will be included in Level Four.

o The percentage of adjusted year-to-date gross wages paid as a bonus will be a function of the number of Buckets earned during the year and the employee's Participation Level in the Bonus Plan. The bonus amount each employee is entitled to receive will be determined in accordance with the table shown below. The bonus may be adjusted up or down to reflect individual performance.

o The total of all bonuses paid may not exceed the total Bonus Pool. Should the amount of bonuses calculated in accordance with the table below exceed the total Bonus Pool available, all calculated bonuses will be reduced proportionately. Should the adjusted amount of bonuses calculated in accordance with the table below be less than the Bonus Pool, the Bonus Pool shall be reduced to the calculated amount.


                                                    Cumulative Percentage
   Participation           1        2       3        4        5           6       7       8          9
       Level            Bucket   Buckets Buckets  Buckets  Buckets    Buckets  Buckets Buckets    Buckets
    -----------         ------   ------- -------  -------  -------    -------  ------- -------    -------
        One             0.495%  1.480%   2.470%   4.460%    6.000%     7.000%   8.000%  9.000%    10.000%
        Two             0.495%  1.480%   2.470%   4.460%    8.000%    11.000%  14.000% 17.000%    20.000%
       Three            0.495%  1.480%   2.470%   4.460%    8.000%    15.000%  20.000% 25.000%    30.000%
       Four             0.495%  1.480%   2.470%   4.460%    8.000%    16.000%  24.000% 32.000%    40.000%